                                                                     Exhibit 5.1

                                                  July 29, 1999

ACT Manufacturing, Inc.
2 Cabot Road
Hudson, MA  01749

      Re: Registration Statement on Form S-8 Relating to the Amended and Restated 1990 Equity
              Incentive Plan and Amended and Restated 1995
              Stock Plan of ACT Manufacturing, Inc. (the foregoing are hereinafter referred to collectively as the "Plans")

Dear Sir or Madam:

      Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by ACT Manufacturing, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 1,932,443 shares of Common Stock, $.01 par value per share, of the Company issuable pursuant to the Plans (the "Shares").

      We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Second Restated Articles of Organization, as amended, and the Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the related Plans, the terms of any option granted thereunder and the terms of any related agreements with the Company, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                             Very truly yours,

                                             TESTA, HURWITZ & THIBEAULT, LLP